Exhibit 99.1

Baseline Oil & Gas Reports Record Fourth Quarter and Year-End 2007 Results

Houston, TX—(BUSINESS WIRE)—April 7, 2008—Baseline Oil & Gas Corp. (OTC: BOGA.OB) today announced results for the fourth quarter and year-end 2007. Highlights include:

•	Proved reserves at year-end 2007 stood at 70 billion cubic feet of gas equivalent (“Bcfe”), after the Company had no proved reserves at year-end 2006;

•	2007 total net production volumes reached 1.23 Bcfe, after the Company had no production during 2006;

•	2007 production revenues grew to $14.0 million;

•	2007 EBITDAX grew to $6.5 million;

•	Fourth quarter 2007 average daily net production reached a record high of 7.5 million cubic feet of gas equivalent (“Mmcfe”) per day; and

•	Fourth quarter 2007 revenues reached a record high of $7.9 million.

Fourth Quarter 2007

Production in the fourth quarter of 2007 totaled 689.3 Mmcfe, of which approximately 53% was attributable to oil. Production volumes increased approximately 155% over the third quarter of 2007, reflecting the Company’s purchase of its Blessing Field properties on October 1, 2007. Operations from Baseline’s Blessing Field properties contributed 59% to fourth quarter production, while the Company’s Eliasville Field operations contributed 41%. Revenues for the fourth quarter of 2007 were $7.9 million, representing a 143% increase from the third quarter of 2007.

The Company’s average realized oil price in the fourth quarter 2007, before the effect of derivatives, was $89.51 per barrel (“Bbl”). The Company’s average realized natural gas price in the fourth quarter of 2007, before the effects of derivatives, was $7.52 per thousand cubic feet (“Mcf”) of natural gas. For all of 2007, The Company’s realized oil and natural gas prices, before the effects of derivatives, were $77.09 per Bbl and $7.33 per Mcf respectively.

Total cash operating expenses for the fourth quarter 2007 were $3.2 million, up from $2.0 million during the third quarter of 2007. This consisted of production and lease operating expenses which were $2.3 million for the fourth quarter of 2007, up from $1.5 million for the third quarter of 2007, due to the acquisition of the Blessing field where the Company took over operation on October 1, 2007. General and administrative cash expenses were $896 thousand in the fourth quarter of 2007, an increase of approximately $425 thousand from the third quarter of 2007. This increase was due to additional audit compliance expenses, additional fees paid related to financings and an increase in staff to manage the assets.

The Company did not incur any exploration expenses during the fourth quarter of 2007, or during the entire 2007 fiscal year. Depreciation, depletion, amortization and accretion (“DD&A”) expenses were $1.0 million in the fourth quarter of 2007, up from $322 thousand during the third quarter of 2007.

The company reported a net loss before other comprehensive loss due to unrealized losses on derivative instruments of $7.2 million in the fourth quarter of 2007, compared with a net loss, also before other comprehensive loss due to unrealized losses on derivative instruments of $2.2 million for the third quarter of

2007. This increase was due to significant financing and debt retirement expense, non-cash hedge expense, and accrued and non-cash (PIK) interest.

EBITDAX, a non-GAAP financial measure, was $4.5 million in the fourth quarter of 2007. This represented an increase of 280% over the third quarter of 2007.

Capital expenditures for drilling, workovers and development in the fourth quarter 2007 were $4.7 million, which funded the successful drilling of 6 gross wells (6 net wells) in our two Texas fields, completion of a group of workovers to existing wells and related improvements to infrastructure.

Full Year 2007

Production for the year ended December 31, 2007 totaled 1.2 Bcfe, of which approximately 73% was attributable to oil. The Company had no production during 2006. The Company’s Eliasville Field operations contributed 67% to 2007 production, while the Company’s Blessing Field operations contributed the remaining 33% (Blessing field operations were reported beginning October 1, 2007).

Oil and gas revenues during 2007 were $14.0 million. The company’s average realized oil price in 2007, before the effect of derivatives, was $77.09 per barrel (“Bbl”). The company’s average realized natural gas price in 2007, before the effects of derivatives, was $7.33 per thousand cubic feet (“Mcf”) of natural gas. Total operating expenses (cash) in 2007 were $7.1 million of which production and lease operating expenses were $5.1 million and general and administrative expenses were $2.0 million in 2007.

The Company incurred no exploration expenses during 2007. A total of $666 thousand was spent during the year on our New Albany Shale asset, representing Baseline’s share of the cost of drilling 8 horizontal wells. This cost was accounted for as an addition to unproved properties. DD&A expenses were $1.8 million in 2007.

The company reported a loss of $12.7 million in 2007, before unrealized losses on derivative instruments, compared with a loss determined on the same basis of $3.8 million for 2006. However EBITDAX, a non-GAAP financial measure, was $6.5 million in 2007. (See the accompanying table reconciling this non-GAAP financial measure to full year net income).

Capital expenditures for drilling and development in 2007 were $5.2 million, which funded the drilling of 14 gross wells (7.5 net wells), 20 workovers on existing wells, and related improvements to infrastructure and facilities. Of the wells drilled, 6 gross wells (6 net wells) are producing in our two Texas fields, and 8 gross New Albany Shale wells (1.5 net wells) are expected to be productive but are awaiting the installation of gathering and compression facilities. Additionally, the company expended $124.5 million on its two major acquisitions, Eliasville Field and Blessing Field, during 2007.

Proved Reserves

Baseline’s estimated net total proved reserves of natural gas and crude oil as of December 31, 2007 were 69.7 Bcfe, comprised of 6.2 million barrels of crude oil and 32.3 million cubic feet of natural gas. Of the 69.7 Bcfe of total proved reserves, 60% are categorized as proved developed, while 40% are proved undeveloped. Blessing Field represents 58% of Baseline’s proved reserves, while Eliasville Field represents the remaining 42%.

The present value of future cash flows before income taxes as of December 31, 2007, discounted at 10%

(SEC PV10), totaled $283.7 million, utilizing year-end spot pricing of $7.465 per Mmbtu for Henry Nub natural gas and $96.01 per barrel of WTI Cushing crude oil, with appropriate adjustments by field. These estimates are based on an independent engineering study of the company’s oil and gas properties prepared by Cawley, Gillespie & Associates, Inc.

Operations Update

During the fourth quarter of 2007, the Company drilled 6 gross (6 net) wells in its two Texas fields, including 5 wells at Eliasville Field and one well in the Blessing Field. Three of the Eliasville wells and the Blessing well were all on line and producing prior to year-end 2007, while the remaining 2 Eliasville wells were placed on line during February 2008. The Company also completed 10 workovers on existing wells during the fourth quarter of 2007, including 5 in each of our two Texas fields.

Baseline’s 2008 capital budget has been approved at $19.9 million, allocated among our three core areas of Blessing Field ($14.1 million), Eliasville Field ($3.8 million) and the New Albany Shale ($2.0 million). We anticipate drilling 18 PUD locations in our two Texas fields, as well as performing approximately 25 workovers. In the New Albany Shale, we expect to install gathering, compression and artificial lift equipment in order to begin producing approximately 8 horizontal wells drilled during 2007. We also anticipate participating in the drilling and coring of 3 to 5 new wells during 2008. This activity is now being planned in conjunction with our partners in this area, with field work expected to start during the second quarter of 2008.

Management Comments

Thomas R. Kaetzer, Baseline’s President and CEO, commented, “Baseline accomplished a great deal during 2007, prior to which we had neither revenues nor any proved oil and natural gas reserves. We completed two significant property acquisitions, as well as several related financings and refinancings. Both of the acquisitions targeted 100% working interest, onshore Texas fields, allowing us to establish operations and control our development activities. The fields provide multi-year proved development opportunities, as well as significant non-proved potential which the Company is now actively assessing. We have budgeted substantial capital for drilling and workover activity during 2008, and expect to realize significant year-to-year gains in daily production rate and EBITDA. In addition to developing our two Texas fields, our 2008 plans also include establishing production from our New Albany Shale acreage, completing in-house geological assessments, followed by additional drilling in this promising area. Finally, we have also built a core staff of managerial, technical and financial professionals at our new Houston headquarters office.”

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Baseline Oil & Gas Corp.

Oil and Gas Hedge Positions

(Unaudited, As of December 31, 2007)

Period	Position	Volume	Strike Price
Oil (NYMEX Basis: Light Sweet WTI Cushing)
2008	Collar	123,000 Bbl	$68.20 - $ 74.20
2008	Collar	66,000 Bbl	$68.00 - $ 79.81
2008	Floor	60,000 Bbl	$75.00
2009	Collar	42,000 Bbl	$68.00 - $ 74.05
2009	Swap	117,000 Bbl	$68.20
2009	Floor	48,000 Bbl	$75.00
2010	Swap	47,500 Bbl	$68.20
2010	Swaption	49,000 Bbl	$73.20
2010	Swaption	84,000 Bbl	$73.20

	Total	636,500 Bbl

Natural Gas (Houston Ship Channel Basis)
2008	Collar	960,000 MMBtu	$7.50 - $ 7.83
2009	Collar	660,000 MMBtu	$7.50 - $ 8.44

	Total	1,620,000 MMBtu

Non-GAAP Financial Measures—EBITDAX

“EBITDAX” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, unrealized losses from financial derivatives, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income. EBITDAX, as defined above, is used as a financial measure by the company’s management team and by other users of its financial statements to analyze such things as:

•	The company’s operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company’s assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	The company’s ability to generate cash sufficient to pay interest costs, support its indebtedness and make cash distributions to its stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company’s statements of cash flows.

The company has reported EBITDAX because it is a financial measure used by lenders and bondholders, and because this measure is commonly reported and widely used by investors and analysts as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in the company’s computations of EBITDAX. While the company has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

The company believes that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the company may borrow money to finance its operations, interest expense is a necessary element of its costs and its ability to generate cash available for distribution. Because the company uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company is required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company’s total comprehensive loss to its EBITDAX for fiscal year 2007 ($ in thousands):

Total Comprehensive Loss	$(20,074)
Add Back Depletion, Depreciation & Amortization	1,841
Add Back Accretion Expense on Future Abandonment Obligations	42
Add Back Non-Cash Compensation Expense, Share-Based Compensation	816
Add Back Non-Cash Compensation Expense, Common Stock Issued For Service	360
Add Back Interest Expense	14,312
Add Back Exploration Expense	0
Add Back Unrealized Losses (Gains) from Derivatives	7,362
Add Back Unrealized Losses On Marketable Securities	(46)
Add Back Non-Cash Hedging Expense	1,893
Add Back (Less) Income Tax Expense (Benefit)	0

EBITDAX	$6,506

ABOUT BASELINE OIL & GAS CORP.

Baseline Oil & Gas Corp. is a Houston, Texas-based independent oil and natural gas company engaged in the exploration, production, development, acquisition and exploitation of crude oil and natural gas properties. The company owns interests in three core areas: the Eliasville Field, located in Stephens County in North Texas; the Blessing Field in Matagorda County located, onshore along the Texas Gulf Coast; and, the New Albany Shale play, located in southern Indiana. Baseline operates its two Texas properties.

FORWARD-LOOKING STATEMENTS

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures, production growth and planned number of wells, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and the occurrence of any unanticipated acquisition opportunities. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

CONTACT: Baseline Oil & Gas Corp.

Pat McGarey, 281-591-6100, Ext. 8013

p.mcgarey@baselineoil.com

SOURCE: Baseline Oil & Gas Corp.